News

400 Somerset St., New Brunswick, NJ 08901

732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, January 24, 2013 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months ended December 31, 2012.

The Company reported net income of $282,000 for the three months ended December 31, 2012, compared to net income of $31,000 for the three months ended December 31, 2011.

Basic and diluted earnings per share were $0.05 for the three months ended December 31, 2012, compared with basic and diluted earnings per share of $0.01 for the three months ended December 31, 2011.

“Our First quarter for Fiscal Year 2013 produced solid earnings for the Company,” stated John Fitzgerald, President and Chief Executive Officer.  “Total assets increased over the previous quarter as a result of additional commercial loans that were booked in the quarter, resulting in a significant increase in earnings over the same period last year.  We anticipate continued growth in our residential mortgage and commercial loan portfolios throughout the year which will further improve the Bank’s earnings.”

Mr. Fitzgerald added, “We also sold three properties held as Other Real Estate Owned during the quarter, continuing the momentum established in our previous quarter.  We continue to see strong interest in the properties held as Other Real Estate Owned and expect this trend to continue throughout the year.  In addition, despite the historically low interest rate environment, our Net Interest Margin increased 22 basis points on a year over year basis, reflecting our ability to further grow our core deposit base, particularly non-interest checking.”

Results of Operations

Net income increased $251,000 during the three-month period ended December 31, 2012 compared with the three-month period ended December 31, 2011 due to a $114, 000 increase in net interest and dividend income, an $82,000 increase in non-interest income, and a $251,000 decrease in non-interest expense.

The Company’s net interest income increased $114,000 to $3.8 million for the quarter ended December 31, 2012 from $3.7 million for the quarter ended December 31, 2011. The Company’s net interest margin increased by 22 basis points to 3.29% for the quarter ended December 31, 2012 compared to 3.07% for the quarter ended December 31, 2011.

The yield on the Company’s interest-earning assets fell 11 basis points to 4.31% for the three months ended December 31, 2012 from 4.42% for the three months ended December 31, 2011 primarily due to the lower overall interest rate environment. However, the cost of interest-bearing liabilities fell 35 basis points to 1.15% for the three months ended December 31, 2012 from 1.50% for the three months ended December 31, 2011. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

Interest and dividend income decreased $318,000, or 6.0%, to $5.0 million for the three months ended December 31, 2012 from $5.3 million for the three months ended December 31, 2011. The decrease was attributable to lower average interest-earning assets, which declined $16.8 million, or 3.5%, as well as a decrease in the yield on such assets of 11 basis points to 4.31% for the quarter ended December 31, 2012 compared with the prior year period.

Interest expense decreased $432,000, or 26.9%, to $1.2 million for the three months ended December 31, 2012 from $1.6 million for the three months ended December 31, 2011. The average balance of interest-bearing liabilities decreased $21.3 million, or 5.0%, between the two periods, while the cost on such liabilities fell 35 basis points to 1.15% for the quarter ended December 31, 2012 compared with the prior year period.

The provision for loan losses was $441,000 for the three months ended December 31, 2012 compared to $370,000 for the three months ended December 31, 2011. Net charge-offs were $205,000 for the three months ended December 31, 2012 compared to $334,000 for the three months ended December 31, 2011.

The level of loan charge-offs decreased from the prior year as a result of a slower decline in the value of real estate collateral securing non-performing residential and construction loans compared to the prior year period. During the three months ended December 31, 2012, the Bank reduced the carrying balance on four loans totaling $416,000 by $205,000 to the appraised fair value of collateral, net of estimated disposition costs, securing the loans. These consisted of two home equity loans, one mortgage loan, and one unsecured consumer loan.

Non-interest income increased $82,000, or 14.2%, to $661,000 during the three months ended December 31, 2012 compared to $579,000 for the three months ended December 31, 2011. The increase in non-interest income was primarily attributable to higher net gains on the sales of assets, which were $329,000 for the three months ended December 31, 2012 compared with $200,000 for the three months ended December 31, 2011. Offsetting these increases was a decrease in service charge fee income of $36,000 which was a result of lower deposit and loan service fees received during the current year period.

During the three months ended December 31, 2012, non-interest expenses decreased $251,000 to $3.6 million from $3.8 million for the three months ended December 31, 2011. The decrease was primarily the result of lower Other Real Estate Owned (“OREO”) expenses, which decreased by $117,000 to $141,000 for the three months ended December 31, 2012 from $258,000 for the prior year period. In addition, compensation and employee benefit expenses fell $57,000, or 3.1%, due to lower stock award and option expenses, loan servicing expenses fell $44,000, or 45.8%, due to lower non-performing loan expenses, and occupancy expenses fell $31,000, or 4.3%, due to the closure of a retail office in February 2012.

The Company recorded tax expense of $132,000 for the three months ended December 31, 2012, compared to $7,000 for the three months ended December 31, 2011.

Balance Sheet Comparison

Total assets increased $5.8 million, or 1.1%, to $514.6 million during the three months ended December 31, 2012. The quarterly increase was attributable to higher loans receivable, net of allowance for loan loss, which increased $6.5 million.

At December 31, 2012, investment securities totaled $56.0 million, reflecting a decrease of $1.9 million, or 3.3%, from September 30, 2012. Investment securities at December 31, 2012 consisted of $44.6 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $6.0 million in U.S. government-sponsored enterprise debt securities, $3.0 million in corporate notes, $2.4 million in “private-label” mortgage-backed securities, and $41,000 in state municipal bonds. There were no other-than-temporary-impairment charges for the Company’s investment securities for the three months ended December 31, 2012.

Total loans receivable increased $6.7 million during the three months ended December 31, 2012 to $395.7 million and were comprised of $158.2 million (40.0%) in 1-4 family residential mortgage loans, $156.0 million (39.4%) in commercial real estate loans, $31.5 million (8.0%) in commercial business loans, $22.6 million (5.7%) in home equity lines of credit and other loans, and $18.3 million (4.6%) in construction loans. Expansion of the portfolio during the quarter ended December 31, 2012 occurred primarily in commercial real estate, which increased $7.2 million, followed by commercial business loans, which increased $1.6 million, one-to-four family residential mortgage loans, which increased $700,000, and construction loans, which increased $370,000. Offsetting the increases were decreases in other and home equity lines of credit, which decreased $2.3 million and $873,000, respectively.

Total non-performing loans increased by $2.1 million, or 10.6%, to $22.2 million at December 31, 2012 from $20.1 million at September 30, 2012. The ratio of non-performing loans to total loans was 5.6% at December 31, 2012 compared to 5.2% at September 30, 2012.

Included in the non-performing loan totals were twenty-seven residential mortgage loans totaling $8.2 million, seventeen commercial loans totaling $8.1 million, six construction loans totaling $5.1 million, and six home equity and consumer loans totaling $765,000.

The allowance for loan loss increased by $236,000 during the three months ended December 31, 2012 to $4,094,000. The increase during the quarter was primarily attributable to growth in the loan portfolio.

The allowance for loan losses as a percentage of non-performing loans decreased to 18.4% at December 31, 2012 from 19.2% at September 30, 2012. Our allowance for loan losses as a percentage of total loans was 1.03% at December 31, 2012 and 0.99% at September 30, 2012. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible continuation or deterioration of the current economic environment.

Other real estate owned decreased $402,000, or 3.0%, to $13.0 million during the quarter ended December 31, 2012. The decrease was due to the sale of three properties totaling $483,000 during the quarter ended December 31, 2012 for a loss of $8,000. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties and completing partially completed homes for either rental or sale.

Total deposits increased $7.9 million, or 1.9%, to $424.4 million during the three months ended December 31, 2012. The inflow in deposits occurred in non-interest checking accounts which increased $13.5 million, or 26.6%, to $64.4 million and money market accounts, which increased $2.2 million, or 2.0%, to $109.7 million. Partially offsetting the increases were decreases in interest-bearing checking accounts which decreased $5.1 million, or 11.5%, to $39.2 million, savings accounts, which decreased $1.8 million, or 3.2%, to $53.5 million, and certificates of deposit (including individual retirement accounts) which decreased $957,000, or 0.6%, to $157.5 million.

The Company held $7.0 million in brokered certificates of deposit at December 31, 2012, down $500,000 from $7.5 million at September 30, 2012.

Federal Home Loan Bank of New York advances and securities sold under agreements to repurchase decreased $1.4 million to $40.1 million at December 31, 2012 from $41.5 million at September 30, 2012.

The Company did not repurchase shares of its common stock during the three months ended December 31, 2012. Through December 31, 2012, the Company had repurchased 81,000 shares at an average price of $8.33 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,807,344.

The Company’s book value per share increased to $7.78 at December 31, 2012 from $7.75 at September 30, 2012. The increase was due to the Company’s results from operations.

About Magyar Bancorp

Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services. Magyar operates branch locations in New Brunswick, North Brunswick, South Brunswick, Branchburg, Bridgewater, and Edison. Please visit us online at www.magbank.com.

Forward Looking Statements

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY

Selected Financial Data

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended
	December 31,
	2012	2011

Income Statement Data:
Interest and dividend income	$4,954	$5,272
Interest expense	1,174	1,606
Net interest and dividend income	3,780	3,666
Provision for loan losses	441	370
Net interest and dividend income after
provision for loan losses	3,339	3,296
Non-interest income	661	579
Non-interest expense	3,586	3,837
Income before income tax benefit	414	38
Income tax expense	132	7
Net income	$282	$31

Per Share Data:
Basic earnings per share	$0.05	$0.01
Diluted earnings per share	$0.05	$0.01
Book value per share, at period end	$7.78	$7.70

Selected Ratios (annualized):
Return on average assets	0.22%	0.02%
Return on average equity	2.49%	0.28%
Net interest margin	3.29%	3.07%

	December 31,	September 30,
	2012	2012
Balance Sheet Data:
Assets	$514,604	$508,846
Loans receivable, net	395,816	389,128
Allowance for loan losses	4,094	3,858
Investment securities - available for sale, at fair value	14,739	16,786
Investment securities - held to maturity, at cost	41,213	41,068
Deposits	424,377	416,518
Borrowings	40,103	41,503
Shareholders' Equity	45,171	45,005

Asset Quality Data:
Non-performing loans	$22,200	$20,074
Other real estate owned	12,979	13,381
Total non-performing assets	35,179	33,455
Allowance for loan losses to non-performing loans	18.44%	19.22%
Allowance for loan losses to total loans receivable	1.03%	0.99%
Non-performing loans to total loans receivable	5.61%	5.16%
Non-performing assets to total assets	6.84%	6.57%
Non-performing assets to total equity	77.88%	74.34%